Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 13, 2026

Registration No.: 333-294542

Surrozen Announces Pricing of $60 Million

Underwritten Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., November 13, 2026 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a biotechnology company pioneering targeted therapeutics to harness the power of Wnt signaling to address the underlying drivers of disease in sight-threatening ophthalmic conditions, today announced the pricing of an underwritten offering of 1,894,540 shares of its common stock at an offering price of $31.67 per share. The gross proceeds to Surrozen from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Surrozen, are expected to be $60 million. All the shares in the offering are being sold by Surrozen. The offering is expected to close on or about November 16, 2026, subject to the satisfaction of customary closing conditions.

The offering includes participation from Access Biotechnology, Boxer Capital Management, Perceptive Advisors, RTW Investments, Venrock Healthcare Capital Partners, and other new and existing life sciences focused investors.

Morgan Stanley, Guggenheim Securities and Cantor are acting as joint book-running managers for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No.

333-294542) that was previously filed with the U.S. Securities and Exchange Commission (“SEC”) on March 23, 2026 and was declared effective by the SEC on March 30, 2026. This offering is being made only by means of a prospectus supplement to be filed with the SEC and an accompanying prospectus that form a part of the effective registration statement. When available, copies of the prospectus supplement and the accompanying prospectus may also be obtained by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, telephone: (212) 518-9544, email: GSEquityProspectusDelivery@guggenheimsecurities.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022; email: prospectus@cantor.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Surrozen

Surrozen is a biotechnology company, pioneering a new class of Wnt-based therapeutics designed to harness the power of Wnt signaling to treat sight-threatening ophthalmic conditions. Built on deep scientific expertise and a proprietary antibody-engineering platform, Surrozen develops multifunctional biologics that selectively activate Wnt signaling in combination with other key disease pathways. Our approach aims to deliver best-in-class, durable therapies that have the potential to transform patient outcomes in some of the most pressing unmet medical needs in ocular diseases.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements relating to the completion of the offering. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the uncertainties related to the satisfaction of customary closing conditions for the offering, and all other factors discussed in the prospectus supplement and accompanying prospectus, Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 23, 2026 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the SEC on November 9, 2026, under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law.

Investor and Media Contact:

Investorinfo@surrozen.com